Exhibit 99.1

ATSG REPORTS STRONG REVENUE AND CASH FLOW FOR 2008

Amended DHL Note, Lease Agreement Strengthen Balance Sheet

WILMINGTON, Ohio—March 23, 2009 – Air Transport Services Group, Inc. (NASDAQ:ATSG) today reported strong fourth-quarter and annual revenue and cash flow growth in 2008, principally from the air cargo businesses it acquired at the end of 2007 and the deployment of additional Boeing 767 and 757 aircraft.

ATSG said its 2008 revenues increased 37 percent to $1.61 billion from $1.17 billion in 2007. Fourth-quarter 2008 revenues increased 35 percent to $430.7 million from $319.2 million.

ATSG reported 2008 net losses of $64.2 million, or $1.03 per diluted share, for the fourth quarter, and $56.0 million, or $0.90 per diluted share, for the year. In 2007, ATSG’s net earnings were $8.4 million, or 14 cents per diluted share, for the fourth quarter, and $19.6 million, or 33 cents per diluted share, for the year.

Results for 2008 include pretax impairment charges for acquired goodwill and customer intangibles totaling $91.2 million in the fourth quarter. Fourth quarter 2008 Adjusted EBITDA, which excludes the impairment charges, increased 122 percent to $68.1 million from $30.7 million. Adjusted EBITDA for 2008 increased 85 percent to $174.5 million from $94.5 million in 2007. Adjusted EBITDA is a non-GAAP measure of financial performance that management believes better reflects the performance of ATSG and other asset-intensive air-cargo businesses. See tables providing a reconciliation of GAAP Net Earnings to Adjusted EBITDA at the end of this release.

Joe Hete, president and CEO of ATSG, said “Our ability to generate strong cash flow from our valuable aircraft assets under multiple business models is a unique, underappreciated strength of ATSG. It is that flexibility that we will rely on to meet our obligations to creditors and to deliver strong returns on capital to our shareholders.”

ATSG’s pretax income for 2008 was a loss of $57.9 million for the fourth quarter, and a loss of $45.8 million for 2008. Excluding impairment charges for acquired goodwill and customer intangibles recorded in 2008, pretax earnings were $45.4 million, an increase of 36 percent from 2007 pretax earnings of $33.3 million. Net earnings included non-cash income tax expense of $10.2 million for 2008, and $13.7 million for 2007. ATSG did not pay out cash for federal income taxes in 2007 or 2008 because tax-loss carryforwards offset its federal income tax liability.

On Monday, March 16, 2009, ATSG’s subsidiary ABX Air, Inc. signed an agreement with DHL to amend its $92.3 million unsecured promissory note with DHL, and also signed a memorandum of understanding (“MOU”) with DHL concerning leases of certain Boeing 767 aircraft. The combined effect of the agreement and MOU, when finalized, will reduce ATSG’s total outstanding debt principal by more than $110 million. The note agreement also calls for the withdrawal of DHL’s prepayment demand. These agreements are further described below under DHL Note Amendment and Aircraft Leases.

“Our goals at the outset of 2008 were to deliver strong cash returns by supporting our principal customer, DHL, while expanding our customer base and operational capabilities via the Cargo Holdings International (CHI) businesses we acquired at the end of 2007,” Hete continued. “DHL’s decisions during the year to restructure, and later to convert its domestic U.S. package delivery network into an international-only network, together with the onset of a global recession, made the year extraordinarily challenging. But measured against our initial goals, 2008 was a successful year for ATSG, with strong revenue growth and a major increase in cash flow, mostly from those newer businesses. With those achievements, and the significant de-leveraging of our balance sheet we announced last week, I am confident in our ability to generate continued strong operating cash flow during 2009.”

ATSG Fourth Quarter 2008 Results	Page 2

ATSG is required annually to test its acquired intangible asset values for impairment. The global economic recession and tight credit-market conditions that developed during 2008 are affecting the businesses of some of ATSG’s customers, and affecting the cash-flow outlook for Air Transport International, LLC (ATI), and Capital Cargo International Airlines, Inc. (CCIA). As a result of those tests, ATSG determined that the goodwill and acquired customer intangibles of both ATI and CCIA were impaired. In the fourth quarter of 2008, it recorded non-cash charges totaling $73.2 million and $18.0 million, respectively, to reflect the impairment in goodwill and customer intangibles.

“The businesses we acquired have significantly increased our cash generating capacity, and have prepared us to withstand the loss of a substantial portion of our business with DHL,” Hete added. “Because those CHI companies are part of our portfolio, we have many more opportunities to diversify our revenue streams, add cash flow, and deliver returns to shareholders.”

Results Associated with the DHL Agreements

In November 2008, DHL and ABX Air amended their ACMI and Hub Services agreements to establish new pricing for the fourth quarter of 2008 and the first quarter of 2009. The revisions effectively fixed ABX Air’s pretax earnings under those agreements. While base and incremental markup revenues for the first nine months of 2008 were based on expense or performance metrics as described in the agreements, fourth-quarter markup revenues were based on prior-period benchmarks.

As a result, ABX Air’s aggregate revenues under its ACMI and Hub Services agreements with DHL were $313.9 million in the fourth quarter, 8 percent more than in the fourth quarter a year ago, and $1.15 billion for the year, up 6 percent versus 2007. ACMI mark-up revenues decreased 6 percent in the fourth quarter to $109.5 million and were down 6 percent to $424.5 million for the year. Hub Services mark-up revenues were $61.6 million for the fourth quarter, down 27 percent, and $257.3 million, down 19 percent for the year. Revenues reimbursed without markup, principally for aircraft fuel, were $139.9 million, up 55 percent, for the fourth quarter, and $470.1 million, up 50 percent for the year.

Pre-tax earnings for the DHL business were $16.5 million in the fourth quarter, up 53 percent, and $25.2 million, up 19 percent for the year. Fourth-quarter earnings reflect the reversal of a $2.9 million reserve for certain corporate costs related to an arbitration proceeding, DHL’s reimbursement of ABX Air’s accrued vacation expense for terminated employees, and increased incremental mark-ups for Hub Services.

In response to DHL’s restructuring, and subsequent suspension of its domestic package delivery services in the U.S. in favor of international-only services to and from the U.S., ABX Air had eliminated approximately 4,800 positions through February 2009, reduced its DHL-related sort management operations from a network of regional hubs to a single overnight operation in Wilmington, and idled more than half of its DHL-dedicated fleet, including all of its DC-9 aircraft. ABX Air’s revenues and expenses for 2008 included $79.4 million for benefits that DHL has reimbursed under a severance and retention agreement.

ABX Air and DHL continue to discuss a range of issues related to the restructuring of DHL’s U.S. operations. Those discussions remain positive and have yielded results, including the amendment of the unsecured promissory note and the memorandum of understanding on aircraft leases. Several issues remain under discussion, including pension-plan funding and other issues related to the potential termination of the ACMI and Hub Services agreements, and DHL’s continuing requirement for ABX Air’s 767 aircraft and services.

“We are continuing to support DHL’s international network with both air transport and sorting services in the United States, but we do not know whether, or for how long, our role in its operations will continue,” Hete said. “We continue to believe, however, that our aircraft and support services represent the most flexible and customer-responsive means for DHL to meet its obligations to customers in the U.S. We will continue to work with DHL toward agreements that reflect its status as our principal customer, but also serve the long-term interests of our shareholders.”

ATSG Fourth Quarter 2008 Results	Page 3

ACMI Services

Revenues from the ACMI Services segment, including revenues for directly reimbursed costs, were $104.1 million for the fourth quarter, and $421.0 million for all of 2008. These results were several times greater than 2007 levels due to the contributions of the acquired airlines ATI and CCIA. Of the $365.4 million annual gain in ACMI segment revenues, $18.9 million represented organic growth, while the remainder was from acquired operations.

The ACMI Services segment had a pretax loss of $85.3 million for the fourth quarter and a loss of $84.1 million for the year. Results for each period include impairment charges of $91.2 million. Excluding those charges, segment pretax earnings were $7.1 million for 2008, of which the acquired operations contributed $5.0 million. In 2007, segment pretax earnings were $4.6 million.

Revenues from the acquired CHI airlines, ATI and CCIA, were strong overall in 2008. ATI achieved consecutive-quarter gains during 2008 in revenues excluding reimbursed fuel costs, while CCIA’s revenues remained relatively stable during the year. Segment revenues benefited from ABX Air’s support of its Asian customer, ANA. That contract, however, will end this month. Segment results also reflect deployment of more freighter aircraft during 2008, generating additional block-hours and revenues, but also higher costs for certification, crews, maintenance and depreciation expenses.

Cargo Aircraft Management (CAM)

CAM, the aircraft leasing unit of the former CHI, had pretax earnings of $4.9 million in the fourth quarter, and $18.1 million for 2008. Its earnings include allocated interest expense from financing for the CHI acquisition, and the carrying value of its aircraft assets. At the end of 2008, CAM had 34 aircraft under lease, of which 32 were leased to other ATSG airline subsidiaries. In 2009, CAM has signed agreements to lease three more Boeing 767 aircraft to outside customers, and has issued options for another three.

CAM has contracted for conversion to full freighters of up to 14 of the Boeing 767s operating in non-standard passenger-door configuration for DHL. As they are released from DHL service, these aircraft will be modified to standard freighters and become available for lease or ACMI service beginning in the third quarter of 2009. One such aircraft entered modification last fall as a prototype, and will be available for service soon.

Other Activities

Revenues from ATSG’s other activities increased 22 percent to $13.3 million in the fourth quarter of 2008, and were up 29 percent to $46.4 million for the year including inter-company sales. Aircraft parts and maintenance operations were solidly profitable for the year, as were contracts to manage three sorting centers for the U.S. Postal Service. During the fourth quarter of 2008, ATSG recorded a pre-tax gain of $5.8 million to reflect the receipt of insurance proceeds from the disposition of one of its aircraft that had experienced a fire. These and other activities, net of non-reimbursed administrative expenses, contributed $9.3 million and $7.1 million to pre-tax earnings in the fourth quarter and for the year ended December 31, 2008, respectively.

Selected Items and Outlook for 2009

DHL Note Amendment and Aircraft Leases

On March 16, 2009, ATSG and DHL agreed to amend the unsecured $92.3 million promissory note that ABX Air issued to DHL in 2003. Under the amendment, ATSG will pay down $15.0 million of the principal balance in exchange for DHL’s agreement to reduce the principal balance by $46.3 million to $31 million. The due date of the remaining $31.0 million remains August 2028, and the annual interest rate remains 5 percent. DHL will continue to reimburse the interest expense from the note at least through 2012, and will withdraw its demand for repayment based on its assertion of a “change in control” of ABX. The amendment also replaces limitations on ATSG’s ability to pay dividends or buy back shares with new terms requiring payments to DHL based on dividend or share buyback amounts. ATSG’s credit agreements, however, include additional limitations on dividends and share buybacks.

ATSG Fourth Quarter 2008 Results	Page 4

ATSG also agreed to grant DHL an option to lease four Boeing 767 freighters from August 15, 2010 through 2015, at favorable lease rates in exchange for assuming capital leases for five other Boeing 767 aircraft effective January 31, 2009. ATSG’s balance sheet at year-end 2008 reflected approximately $52.8 million of debt obligations and a corresponding $22.2 million in asset values related to these aircraft capital leases. ABX will continue to operate some or all of these five Boeing 767 aircraft under the ACMI agreement if requested by DHL.

The combined effect of the agreement and MOU, if executed as proposed, would be to reduce ATSG’s total outstanding debt principal by in excess of $110 million.

Commercial Relationships With DHL

ABX Air continues to support DHL under an ACMI agreement subject to a three-year renewal in August 2010, with a one-year prior notice of termination requirement, and a Hub Services agreement subject to renewal each year on August 15, with a 90-day prior notice of termination requirement. Although DHL has conducted negotiations with United Parcel Service toward an agreement for services similar to those currently provided by ABX Air, no agreement has been announced between DHL and UPS. DHL has informed ABX Air that it expects to continue to rely on ABX Air to support its U.S. air transport and package sorting operations at least through September 2009.

Outlook

ATSG said that its outlook for 2009 remains cautious, based on its outlook for a weak global economy, uncertainty about its current customers’ future requirements, and ATSG’s ability to reduce its costs to levels that will enable it to compete for new business and generate reasonable returns.

Some customers, however, have signed agreements for new business with ATSG, and discussions are continuing with others that could provide significant new sources of revenue in 2009 as more modified 767 freighters are added to its fleet.

“We have launched a new transatlantic charter service with the global cargo carrier TNT, and signed important new leasing agreements with Amerijet International, First Air, and DHL,” Hete said. “We will open our new MRO (maintenance, repair and overhaul) business this spring in Wilmington, where we will make available the expertise we have developed over 28 years of industry experience to airlines and other aircraft operators worldwide.”

ATSG’s longer-term outlook is for air-cargo customers to favor operators of the most fuel-efficient, reliable and flexible aircraft, from responsive, experienced, full-service providers. Under that scenario, ATSG expects to be able to deploy up to 14 additional Boeing 767 freighters for charter, ACMI, or lease contracts, beginning later this year.

“Strong headwinds from a global recession, and even stronger crosswinds from DHL’s wind-down of its U.S.-based operations, have not altered our long-term course,” Hete said. “We have aircraft assets, led by our Boeing 767s, and a unique full-service business model that other organizations want and need, even in the current economy. We intend to be the preferred strategic resource for organizations seeking reliable, efficient and flexible air cargo services.”

Conference Call

ABX Air will host a conference call to review its financial results for the fourth quarter and year 2008 on Tuesday, March 24, 2009, at 10 a.m. Eastern time. Participants should dial 888-713-4214 and international participants should dial 617-213-4866 ten minutes before the scheduled start of the call and ask for conference pass code 59911788. The call will also be webcast live (listen-only mode) via www.atsginc.com, and www.earnings.com for individual investors, and via www.streetevents.com for institutional investors. A replay of the conference call will be available beginning one hour after the conclusion of the call. It will be available by phone through Tuesday, March 31, 2009, at 888-286-8010 (international callers 617-801-6888); use pass code 95322307. The webcast replay will remain available via www.atsginc.com or www.earnings.com for 30 days.

ATSG Fourth Quarter 2008 Results	Page 5

About ATSG

ATSG is a leading provider of air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. Through five principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier Certificates, ATSG also provides aircraft leasing, aircraft maintenance services, airport ground services, fuel management, specialized transportation management, and air charter brokerage services. ATSG’s subsidiaries include ABX Air, Inc., Air Transport International, LLC, Capital Cargo International Airlines, Inc., Cargo Aircraft Management, Inc., and LGSTX Services, Inc.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group’s (“ATSG’s”) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, finalizing in a timely manner the documentation provided for under the March 16, 2009 agreement and memorandum of understanding between ABX Air and DHL, further reductions in the scope of services that ABX Air is performing under its commercial agreements with DHL and the rate at which those reductions occur, ABX Air’s ability to maintain cost and service level performance under its commercial agreements with DHL, further reductions in the scope of services that ATSG is providing to its other customers, ATSG’s ability to sufficiently reduce its costs in order to compete for new business and generate reasonable returns, the timely conversion and deployment of Boeing 767 aircraft, and other factors that are contained from time to time in ATSG’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact: ATSG Inc.

Quint O. Turner, 937-382-5591

Chief Financial Officer

ATSG Fourth Quarter 2008 Results	Page 6

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31 (unaudited)		Year Ended December 31
	2008	2007	2008	2007
REVENUES	$430,735	$319,192	$1,610,746	$1,174,515

OPERATING EXPENSES
Salaries, wages and benefits	220,185	160,342	681,964	617,172
Fuel	90,964	76,847	513,703	263,352
Maintenance, materials and repairs	23,618	23,978	101,778	93,254
Depreciation and amortization	25,786	13,465	94,451	51,747
Landing and ramp	8,188	7,366	36,956	25,924
Travel	6,667	5,946	30,111	21,797
Rent	2,912	2,776	12,976	9,656
Insurance	2,936	1,489	11,343	5,994
Purchased line-haul & yard mgmt	955	1,331	5,195	5,980
Impairment of goodwill	73,178	—	73,178	—
Impairment of acquired intangibles	18,063	—	18,063	—
Other	6,162	8,410	42,190	36,841

	479,614	301,950	1,621,908	1,131,717

EARNINGS FROM OPERATIONS	(48,879)	17,242	(11,162)	42,798

Interest Income	305	929	2,335	4,557
Interest Expenses	(9,321)	(3,765)	(37,002)	(14,067)

EARNINGS BEFORE INCOME TAXES	(57,895)	14,406	(45,829)	33,288
INCOME TAX (EXPENSE)/BENEFIT	(6,321)	(6,035)	(10,161)	(13,701)

NET EARNINGS	$(64,216)	$8,371	$(55,990)	$19,587

BASIC SHARES	62,549	58,345	62,484	58,296
DILUTED SHARES	62,549	58,633	62,484	58,649

BASIC EPS	$(1.03)	$0.14	$(0.90)	$0.34
DILUTED EPS	$(1.03)	$0.14	$(0.90)	$0.33

ATSG Fourth Quarter 2008 Results	Page 7

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share amounts)

	December 31
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$116,114	$59,271
Marketable securities—available-for-sale	26	49,636
Accounts receivable, net of allowance of $469 and $363 in 2008 and 2007, respectively	24,495	30,071
Due from DHL	63,362	25,268
Inventory	11,259	14,701
Prepaid supplies and other	11,151	19,621
Deferred income taxes	20,172	19,262
Aircraft and engines held for sale	2,353	1,896

TOTAL CURRENT ASSETS	248,932	219,726

Property and equipment, net	671,552	690,813
Other assets	25,281	26,280
Deferred income taxes	54,807	15,794
Intangibles	11,000	31,700
Goodwill	89,777	178,654

TOTAL ASSETS	$1,101,349	$1,162,967

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$36,618	$76,425
Accrued salaries, wages and benefits	63,500	64,560
Accrued severance and retention	67,846	—
Accrued expenses	13,772	11,266
Current portion of debt obligations	61,858	22,815
Unearned revenue	14,813	21,046

TOTAL CURRENT LIABILITIES	258,407	196,112

Long-term obligations	450,628	567,987
Post-retirement liabilities	294,881	186,338
Other liabilities	17,041	12,527

STOCKHOLDERS’ EQUITY
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 75,000,000 shares authorized; 63,247,312 and 62,650,278 shares issued and outstanding in 2008 and 2007, respectively	632	626
Additional paid-in capital	460,155	458,091
Accumulated deficit	(245,534)	(189,544)
Accumulated other comprehensive loss	(134,861)	(69,170)

TOTAL STOCKHOLDERS’ EQUITY	80,392	200,003

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,101,349	$1,162,967

ATSG Fourth Quarter 2008 Results	Page 8

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES

EARNINGS SUMMARY

(In thousands)

	Three Months December 31		Year Ended December 31
	2008	2007	2008	2007
Revenues:
DHL
ACMI
Base mark-up	$104,461	$110,630	$417,493	$445,390
Incremental mark-up	5,053	5,320	7,020	7,044

Total ACMI	109,514	115,950	424,513	452,434
Hub Services
Base mark-up	58,492	82,156	253,754	314,687
Incremental mark-up	3,080	2,316	3,505	2,316

Total Hub Services	61,572	84,472	257,259	317,003
Other Reimbursable	139,865	90,126	470,088	313,506
Reverse Reimbursement Reserve	2,976	—	—	—

Total DHL	313,927	290,548	1,151,860	1,082,943
ACMI Services
Charter and ACMI	82,145	17,669	292,836	55,580
Other Reimbursable	21,985	—	128,174	—

Total ACMI Services	104,130	17,669	421,010	55,580
CAM	13,803	—	47,480	—
Other Activities	13,349	10,975	46,444	35,992

Total Revenues	445,209	319,192	1,666,794	1,174,515

Eliminate internal revenues	(14,474)	—	(56,048)	—

Customer Revenues	$430,735	$319,192	$1,610,746	$1,174,515

Pre-Tax Earnings:
DHL Contracts
ACMI	$8,676	$7,087	$14,405	$13,611
Hub Services	7,800	3,709	10,792	7,568
Other Reimbursable	—	—	—	—

Total DHL	16,476	10,796	25,197	21,179
ACMI Services	5,952	1,168	7,147	4,564
Impairments—ACMI Services	(91,241)	—	(91,241)	—
CAM, inclusive of interest expense	4,898	—	18,102	—
Other Activities and non-reimbursed overhead	9,312	2,538	7,070	5,898
Net non-reimbursed interest income (expense)	(3,292)	(96)	(12,104)	1,647

Total Pre-Tax Earnings	$(57,895)	$14,406	$(45,829)	$33,288

ATSG Fourth Quarter 2008 Results	Page 9

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

Net Earnings to

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

And Earnings Before Interest, Taxes, Depreciation, Amortization and Impairment Charges (Adjusted EBITDA)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Net Earnings (GAAP)	$(64,216)	$8,371	$(55,990)	$19,587
Income Tax Expense (Benefit)	6,321	6,035	10,161	13,701
Interest Income	(305)	(929)	(2,335)	(4,557)
Interest Expense	9,321	3,765	37,002	14,067
Depreciation and Amortization	25,786	13,465	94,451	51,747

Earnings Before Interest, Taxes Depreciation & Amortization (EBITDA)	$(23,093)	$30,707	$83,289	$94,545

Impairment-goodwill	73,178	—	73,178	—
Impairment-acquired intangibles	18,063	—	18,063	—

Adjusted Earnings Before Interest, Taxes Depreciation & Amortization (Adjusted EBITDA)	$68,148	$30,707	$174,530	$94,545

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP. The Company’s management uses this adjusted financial measure in conjunction with GAAP financial measures to monitor and evaluate the performance of the Company, including as a measure of liquidity. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, or as an alternative measure of liquidity.